CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust II of our reports dated September 28, 2021, relating to the financial statements and financial highlights, which appears in the Nuveen Emerging Markets Equity Fund, Nuveen Global Dividend Growth Fund (formerly known as, Nuveen Santa Barbara Global Dividend Growth Fund), Nuveen International Dividend Growth Fund (formerly known as, Nuveen Santa Barbara International Dividend Growth Fund), Nuveen International Growth Fund and Nuveen International Small Cap Fund’s (formerly known as, Nuveen Winslow International Small Cap Fund) Annual Reports on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

November 24, 2021